                                                                  EXHIBIT (A)(1)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                     WAVE TECHNOLOGIES INTERNATIONAL, INC.
                                       AT

                              $9.75 NET PER SHARE
                                       BY

                          WTI ACQUISITION CORPORATION
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                            THE THOMSON CORPORATION

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON TUESDAY, APRIL 18, 2000, UNLESS THE OFFER IS EXTENDED

    THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF MARCH 10, 2000 (THE "MERGER AGREEMENT") AMONG THOMSON US HOLDINGS, INC. ("PARENT"), WTI ACQUISITION CORPORATION ("PURCHASER") AND WAVE TECHNOLOGY INTERNATIONAL, INC. (THE "COMPANY").
                            ------------------------

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) ARE FAIR TO, AND IN THE BEST INTEREST OF, THE HOLDERS OF SHARES, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY INCLUDING EACH OF THE OFFER AND MERGER AND HAS RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER SHARES PURSUANT TO THE OFFER.
                            ------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT SHALL CONSTITUTE TWO-THIRDS OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS (OTHER THAN THE RIGHTS ISSUED PURSUANT TO THE RIGHTS AGREEMENT, DATED AS OF SEPTEMBER 17, 1998 (THE "RIGHTS AGREEMENT") BETWEEN THE COMPANY AND CHASEMELLON SHAREHOLDER SERVICES, L.L.C., AS RIGHTS AGENT AND OTHER THAN ANY SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS IN RESPECT OF WHICH THE PURCHASER HAS RECEIVED AN AGREEMENT FROM THE OPTION HOLDER NOT TO EXERCISE SUCH OPTION UNTIL AFTER THE RECORD DATE FOR ANY MEETING OF THE STOCKHOLDERS OF THE COMPANY FOR THE PURPOSE OF CONSIDERING AND TAKING ACTION ON THE MERGER AGREEMENT, THE OFFER AND THE MERGER) (THE "MINIMUM CONDITION") AND
(II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED, PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

    Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                            ------------------------

                                 March 22, 2000

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
SUMMARY OF THE OFFER...............................................    I
  INTRODUCTION.....................................................    1
  1.   Terms of the Offer; Expiration Date.........................    3
  2.   Acceptance for Payment and Payment for Shares...............    4
  3.   Procedures for Accepting the Offer and Tendering Shares.....    6
  4.   Withdrawal Rights...........................................    8
  5.   Certain Federal Income Tax Consequences.....................    9
  6.   Price Range of Shares; Dividends............................   10
  7.   Certain Information Concerning the Company..................   10
  8.   Certain Information Concerning Purchaser and Thomson........   12
  9.   Financing of the Offer and the Merger.......................   13
 10.   Background of the Offer; Contacts with the Company; the
       Merger Agreement; Interests of Certain Persons in the
       Merger......................................................   13
 11.   Purpose of the Offer; Plans for the Company After the Offer
       and the Merger..............................................   24
 12.   Dividends and Distributions.................................   26
 13.   Possible Effects of the Offer on the Market for Shares,
       Nasdaq Listing, Margin Regulations and Exchange Act
       Registration................................................   27
 14.   Certain Conditions of the Offer.............................   28
 15.   Certain Legal Matters and Regulatory Approvals..............   29
 16.   Fees and Expenses...........................................   31
 17.   Miscellaneous...............................................   31

SCHEDULES
  Schedule I.     Directors and Executive Officers of Thomson and Purchaser...    I-1
  Schedule II.    Additional Information Pursuant to Section 14(f) of the        II-1
                    Securities Exchange Act of 1934 and Rule 14f-1
                    Thereunder................................................
  Schedule III.   Missouri General and Business Corporation Law Section         III-1
                    351.455 Dissenter's Rights................................
  Schedule IV.    Schedule of Transactions in Shares During the Past 60          IV-1
                    Days......................................................

                              SUMMARY OF THE OFFER

     This summary of the offer highlights selected information from this offer to purchase, and may not contain all of the information that is important to you. To better understand our offer to stockholders of Wave Technologies International, Inc. and for a complete description of the legal terms of the offer, you should read this entire offer to purchase carefully, as well as those additional documents to which we have referred you. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number on the last page of this offer to purchase.

PRINCIPAL TERMS OF OFFER:    - The Thomson Corporation ("Thomson"), through its
                               wholly owned subsidiary WTI Acquisition
                               Corporation ("WTI") is offering to purchase all the shares of common stock, par value $0.50 per share, of Wave Technologies International, Inc. ("Wave") that are issued and outstanding, for $9.75 per share. Tendering stockholders will not have to pay brokerage fees or commissions.

                             - The offer is the first step in Thomson's plan to
                               acquire all the shares of Wave common stock that are issued and outstanding. If the offer is successful, Thomson will acquire any remaining shares of Wave common stock as promptly as practicable thereafter in a merger for $9.75 per share, in cash. No appraisal rights are available in connection with the offer; however, stockholders may have appraisal rights in connection with the merger. For a more detailed discussion of appraisal rights, see Section 11.

                             - Unless WTI extends the offer, the offer will
                               expire at 12:00 midnight, New York City time, on Tuesday, April 18, 2000.

                             - If WTI decides to extend the offer, WTI will
                               issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

WAVE BOARD RECOMMENDATION:   - The Board of Directors of Wave has unanimously
                               determined that the merger agreement and the transactions contemplated thereby, including each of the offer and merger, are fair to, and in the best interests of, the stockholders of Wave; has approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including each of the offer and merger, and has resolved to recommend that stockholders accept the offer and tender their shares pursuant to the offer.

CONDITIONS TO THE OFFER:     - WTI is not required to complete the offer,
                               unless:

                                  - at least two-thirds of the then outstanding
                                    shares of Wave common stock are validly
                                    tendered and not withdrawn prior to the
                                    expiration of the offer; and

                                  - any applicable waiting period under the HSR
                                    Act has expired or been terminated prior to the expiration of the offer.

                             - See Sections 1 and 14 which set forth in full all
                               the conditions to the offer.

FINANCING OF THE OFFER AND
  MERGER:                    - WTI will obtain all necessary funds to purchase
                               the shares of Wave common stock from Thomson or its affiliates. Thomson and its affiliates will provide such funds from existing resources. For a more

                                        I
                               detailed description of the financing of the offer and the merger, see Section 9.

EXTENSION OF OFFER:          - WTI may, without the consent of Wave, extend the
                               period of the offer as follows:

                                  - if any of the conditions to WTI's obligation
                                    to accept for payment shares of Wave common stock are not satisfied or waived on or prior to the scheduled expiration of the offer;

                                  - if any rule, regulation or interpretation of
                                    the SEC or its staff requires the offer to be extended;

                                  - on one or more occasions, for an aggregate
                                    period of not more than 10 business days beyond the latest applicable date that the offer may be extended, if, as of such date, all of the conditions to WTI's obligation to accept for payment the shares of Wave common stock are satisfied or waived, but the number of shares of Wave common stock validly tendered and not withdrawn pursuant to the offer equals 80% or more, but less than 90% of the outstanding shares of Wave common stock on a fully diluted basis; or

                                  - if, on the initial scheduled expiration date
                                    of the offer, the sole condition remaining unsatisfied is the failure of the waiting period under the HSR Act to have expired or been terminated, in which case, WTI may extend the offer from time to time until the earlier to occur of (i) June 30, 2000 and
                                    (ii) the fifth business day after the
                                    expiration or termination of the applicable waiting period under the HSR Act.

                             - During any such extension of the offer, all
                               shares of Wave common stock previously tendered and not withdrawn will remain subject to the offer and subject to your right to withdraw any tendered shares of Wave common stock. See Section 4.

PROCEDURE FOR TENDERING
SHARES OF COMMON STOCK:      - In order for you to validly tender shares of Wave
                               common stock pursuant to the offer, you must deliver the following documents to the Depositary at one of its addresses listed on the back cover of this offer to purchase, prior to the expiration of the offer:

                                  - a letter of transmittal (or a manually
                                    signed facsimile thereof), properly
                                    completed and duly executed (and any other documents required by the letter of transmittal) and share certificates evidencing tendered shares of Wave common stock;

                                  - in the case of a book-entry transfer, an
                                    agent's message (and any other documents required by the letter of transmittal) and a book-entry confirmation (including an agent's message if you have not delivered a letter of transmittal); or

                                  - if your share certificates are not
                                    immediately available or you cannot deliver your share certificates and all other required documents to the Depositary prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares of

                                       II

Wave common stock if you comply with the guaranteed delivery procedures described in Section 3 of this offer to purchase.

                             - For a detailed description of the procedures for
                               tendering shares of Wave common stock, see
                               Section 3.

WITHDRAWAL RIGHTS:           - You may withdraw any tender of shares of Wave
                               common stock at any time prior to the expiration of the offer, and, unless WTI has previously accepted them pursuant to the offer, you may also withdraw any tender of shares of Wave common stock at any time after May 20, 2000. See Section 4.

WITHDRAWAL PROCEDURE:        - If, after tendering shares of Wave common stock
                               in the offer, you decide to withdraw such tendered shares, you may withdraw the tendered shares by providing timely notice of such withdrawal to the depositary. If you tendered shares of Wave common stock by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of the shares of Wave common stock. For further details, see Section 4.

MARKET VALUE OF SHARES:      - On March 9, 2000, the last full trading day
                               before WTI announced its offer to purchase all the shares of Wave common stock that are issued and outstanding, the last reported closing price per share of Wave common stock was $7.375. Before deciding whether to tender, you should obtain a current market quotation for the shares of Wave common stock.

ADDITIONAL INFORMATION:      - Any questions or requests for additional
                               information or assistance may be directed to the Information Agent at its address and telephone number on the last page of this offer to purchase.

                                       III

To the Holders of Common Stock of
Wave Technologies International, Inc.:

                                  INTRODUCTION

     WTI Acquisition Corporation, a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of The Thomson Corporation, a corporation organized under the laws of Ontario, Canada ("Thomson"), hereby offers to purchase all the shares of common stock, par value $0.50 per share ("Shares"), of Wave Technologies International, Inc., a Missouri corporation (the "Company"), that are issued and outstanding for $9.75 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See Section 8 for additional information concerning Thomson and Purchaser.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required back-up U.S. federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Purchaser or Thomson will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) ARE FAIR TO, AND IN THE BEST INTEREST OF, THE HOLDERS OF SHARES, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND MERGER, AND HAS RESOLVED TO RECOMMEND THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER SHARES PURSUANT TO THE OFFER.

     U.S. Bancorp Piper Jaffray Inc. has delivered to the Board its opinion to the effect that the cash consideration to be paid for the Company common stock in the Offer and the Merger is fair to the holders of Shares from a financial point of view as of March 10, 2000. A copy of the written opinion of U.S. Bancorp Piper Jaffray is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to stockholders concurrently herewith, and stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by U.S. Bancorp Piper Jaffray.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT SHALL CONSTITUTE TWO-THIRDS OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS (OTHER THAN THE RIGHTS ISSUED PURSUANT TO THE RIGHTS AGREEMENT, DATED AS OF SEPTEMBER 17, 1998 (THE "RIGHTS AGREEMENT") BETWEEN THE COMPANY AND CHASEMELLON SHAREHOLDER SERVICES, L.L.C., AS RIGHTS AGENT AND OTHER THAN ANY SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS IN RESPECT OF WHICH THE PURCHASER HAS RECEIVED AN AGREEMENT FROM THE OPTION HOLDER NOT TO EXERCISE SUCH OPTION UNTIL AFTER THE RECORD DATE FOR ANY MEETING OF THE STOCKHOLDERS OF THE COMPANY FOR THE PURPOSE OF CONSIDERING AND TAKING ACTION ON THE MERGER AGREEMENT, THE OFFER AND THE MERGER) (THE "MINIMUM

CONDITION") AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED, PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 10, 2000 (the "Merger Agreement"), among Thomson US Holdings Inc., a Delaware corporation and a wholly owned subsidiary of Thomson ("Parent"), Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law") and the Missouri General and Business Corporation Law ("Missouri Law"), Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect wholly owned subsidiary of Thomson. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company and other than Shares held by stockholders who shall have demanded and perfected appraisal rights under Missouri Law) shall be canceled and converted automatically into the right to receive $9.75 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). Stockholders who demand and fully perfect appraisal rights under Missouri Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Missouri Law. See Section 11. The Merger Agreement is more fully described in Section 10. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this section) multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed, at such time, promptly to take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if necessary, the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the stockholders of the Company. For a more detailed description of the conditions to the Merger, see Section 10. Under the Company's Articles of Incorporation and Missouri Law, the affirmative vote of the holders of at least two-thirds of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offeror otherwise) at least two-thirds of the outstanding Shares, then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. SEE SECTIONS 10 AND 11.

     Under Missouri Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective in accordance with Missouri Law as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Missouri Law, a significantly longer period of time will be required to effect the Merger. See Section 11.

     The Company has advised Purchaser that as of March 10, 2000, 4,265,845 Shares were issued and outstanding, and 596,392 Shares were reserved for issuance pursuant to outstanding employee stock options and no Shares were held in the treasury of the Company. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 3,241,492 Shares. Also, as of such date, Purchaser could cause the Merger to become effective in accordance with Missouri Law, without a meeting of the Company's stockholders, if Purchaser acquired 3,839,261 Shares, plus 90% of all Shares issued upon exercise of employee stock options prior to the Merger becoming effective.

     No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, April 18, 2000, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

     The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Minimum Condition and the HSR Condition. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition in whole or in part, in its sole discretion. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser also expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that the Purchaser may not decrease the price per Share payable in the Offer, reduce the maximum number of Shares to be purchased in the Offer or impose conditions to the Offer in addition to those set forth in
Section 14.

     The Merger Agreement provides that Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares, shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission, or the staff thereof, applicable to the Offer, or (iii) on one or more occasions, extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept Shares for payment are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 80% or more, but less than 90% of outstanding Shares on a fully diluted basis. The Merger Agreement also provides that, if, on the initial scheduled expiration date of the Offer, the sole condition remaining unsatisfied is the failure of the waiting period under the HSR Act to have expired or been terminated, then Purchaser shall extend the Offer from time to time until the earlier to occur of (i) June 30, 2000 and (ii) the fifth business day after the expiration or termination of the applicable waiting period under the HSR Act. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended. Any extension of the Offer may be effected by Purchaser giving oral or written notice of such extension to the Depositary.

     Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer, Purchaser also expressly reserves the right (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in Section 14, and (iii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules l4d-4(c), l4d-6(d) and 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

     For purposes of the Offer, a "business day" means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided Purchaser with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date promptly after the occurrence of the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See Sections 1 and 15.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     On March 20, 2000, Thomson filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on April 4, 2000. Prior to the expiration or termination of such waiting period, the FTC or the Antitrust Division may extend such waiting period by requesting additional information from Thomson with respect to the Offer. If such a request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance with such a request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated prior to expiration by the FTC and the Antitrust Division. Thomson has requested early termination of the waiting period, although there can be no assurance that this request will be granted. See Section 15 for additional information regarding the HSR Act.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the

Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

     Determination of Validity. ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING ON ALL PARTIES. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. NO TENDER OF SHARES WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, THOMSON OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after March 10, 2000). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

     UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

4.  WITHDRAWAL RIGHTS.

     Tender of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after May 20, 2000. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF PURCHASER, THOMSON OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

     THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of the offer price and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Individual holders will be subject to tax on the net amount of such gain at a maximum rate of 20% provided that the Shares were held for more than 12 months. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deduction of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

     Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a stockholder (i) fails to furnish such stockholder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and principally traded on Nasdaq. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on Nasdaq as reported by the Dow Jones News Service and the amount of cash dividends paid per Share according to published financial sources.

                               SHARES MARKET DATA

                                                              HIGH          LOW       DIVIDENDS
                                                            ---------    ---------    ---------
1998:
  First Quarter...........................................  $ 8.12500    $ 5.87500      None
  Second Quarter..........................................    6.87500      3.68750      None
  Third Quarter...........................................    5.81250      2.56250      None
  Fourth Quarter..........................................    5.12500      2.56250      None
1999:
  First Quarter...........................................  $ 5.50000    $ 3.62500      None
  Second Quarter..........................................    5.96875      2.87500      None
  Third Quarter...........................................    5.25000      2.56250      None
  Fourth Quarter..........................................   12.50000      2.75000      None
2000:
  First Quarter (through March 9, 2000)...................  $ 9.50000    $3.375000      None

     On March 9, 2000, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on Nasdaq was $7.375. On March 21, 2000, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on Nasdaq was $9.375. As of March 21, 2000, the approximate number of holders of record of the Shares was 250.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Thomson assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Thomson.

     General. The Company is a Missouri corporation with its principal executive offices located at 10845 Olive Boulevard, Suite 250, St. Louis, Missouri, and its telephone number is (314) 995-5767. The Company was incorporated in Missouri in 1988. In June 1994 the Company made its initial public offering of common stock, which trades on Nasdaq under the symbol "WAVT". The Company designs, develops and delivers integrated training solutions addressing technical certification, including computer programming, networking and operating systems certifications. The Company delivers its certification training by integrating Internet-based assessment, self-study materials, Internet mentoring and intervention and live instructor led training, either in-person or over the Internet. The Company produces and distributes course books, self-study guides, training videos, CD-ROM and computer-based training materials.

     Certain Projected Financial Data of the Company. Prior to entering into the Merger Agreement, Thomson conducted a due diligence review of the Company and in connection with such review received certain projections of the Company's future operating performance. The Company does not in the ordinary course publicly disclose projections and these projections were not prepared with a view to public disclosure.

The Company has advised Thomson and Purchaser that these projections were prepared by the Company's management based on numerous assumptions including, among others, projections of revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditure and working capital requirements. No assurances can be given with respect to any such assumptions. These projections do not give effect to the Offer or the potential combined operations of Thomson and the Company or any alterations Thomson may make to the Company's operations or strategy after the consummation of the Offer. The information set forth below is presented for the limited purpose of giving the stockholders access to the material financial projections prepared by the Company's management that were made available to Thomson and Purchaser in connection with the Merger Agreement and the Offer.

                     WAVE TECHNOLOGIES INTERNATIONAL, INC.
                                INCOME STATEMENT
                                  FORECAST(*)

                    DESCRIPTION                       FY 2000   FY 2001   FY 2002   FY 2003   FY 2004
                    -----------                       -------   -------   -------   -------   -------
Total Revenue.......................................  39,150    47,700    60,102    78,133    101,572
Total Costs and Expenses............................  37,846    44,800    54,200    67,700     84,800
Operating Income....................................   1,304     2,900     5,902    10,433     16,772
Net Income after Taxes..............................     741     1,785     3,652     6,395     10,228

(*) All amounts in thousands.

     Certain matters discussed herein, including, but not limited to these projections, are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information set forth above under "Certain Projected Financial Data of the Company". While presented with numerical specificity, these projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of the Company. Accordingly, there can be no assurance that any of the Projections will be realized and the actual results for the years ending April 30, 2000, 2001, 2002, 2003 and 2004 may vary materially from those shown above.

     In addition, these projections were not prepared in accordance with generally accepted accounting principles, and neither the Company's nor Thomson's independent accountants has examined or compiled any of these projections or expressed any conclusion or provided any other form of assurance with respect to these projections and accordingly assume no responsibility for these projections. These projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of these projections herein should not be regarded as a representation by Thomson and Purchaser or any other person that the projected results will be achieved. These projections should be read in conjunction with the historical financial information of the Company. None of Thomson, Purchaser, or any other person assumes any responsibility for the accuracy or validity of the foregoing projections. Forward-looking statements also include those preceded by, followed by or that include the words "believes", "expects", "anticipates" or similar expressions.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza,

450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

8.  CERTAIN INFORMATION CONCERNING PURCHASER AND THOMSON.

     General. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at Metro Center, One Station Place, Stamford, Connecticut, and its telephone number is (203) 969-8700. Purchaser is an indirect wholly owned subsidiary of Thomson.

     Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Thomson is a corporation organized under the laws of Ontario, Canada. Its principal offices are located at Suite 2706, P.O. Box 24, 66 Wellington Street West, Toronto, Ontario, M5K 1A1, Canada. The principal activity of Thomson is specialized information and publishing (IP) worldwide. In addition, Thomson has important interests in newspaper publishing in North America and in leisure and travel in the United Kingdom and in Sweden. Thomson is currently comprised of four business groups: Thomson Corporation Publishing International (TCPI) and Thomson Financial & Professional Publishing Group (TFPPG), Thomson's two IP business groups, and Thomson Newspapers (TN) and Thomson Travel Group (TTG). The common stock of Thomson is listed for trading on the Toronto Stock Exchange, Montreal Stock Exchange and London Stock Exchange.

     The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Thomson and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Thomson, Purchaser or, to the best knowledge of such corporations, any of the persons listed on Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Except as described in this Offer to Purchase, (i) none of Purchaser, Thomson nor, to the best knowledge of Purchaser and Thomson, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Thomson or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Thomson nor, to the best knowledge of Purchaser and Thomson, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Thomson nor, to the best knowledge of Purchaser and Thomson, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since May 1, 1997, neither Purchaser nor Thomson nor, to the best knowledge of Purchaser and Thomson, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since May 1, 1997, there have been no negotiations, transactions or material contacts between any of Purchaser, Thomson, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Thomson, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

9.  FINANCING OF THE OFFER AND THE MERGER.

     The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $45,000,000. Purchaser will obtain all of such funds from Thomson or its affiliates. Thomson and its affiliates will provide such funds from existing resources.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT; INTERESTS OF CERTAIN PERSONS IN THE MERGER.

BACKGROUND OF THE MERGER AND THE OFFER

     During the fourth quarter of 1998 and at various times during 1999, executives of Thomson Learning, a division of Thomson ("Thomson Learning") met with executives of Wave to discuss ways that the two companies could work together to pursue common business interests. In connection with these discussions, on January 13, 1999, Course Technologies, a division of Thomson Learning, and Wave entered into a Confidentiality Agreement and Wave provided Thomson with information on Wave's product lines and business strategies. The Confidentiality Agreement was subsequently amended on January 22, 1999. On several occasions during the Spring of 1999, as part of these discussions, executives of Thomson Learning expressed to executives of Wave, Thomson's interest in a possible acquisition of Wave.

     On September 29, 1999, Eric Shuman, Senior Vice President and Chief Financial Officer of Thomson Learning, and Tim McEwen and Susan Yules, the Chief Executive Officer and Chief Financial Officer, respectively, of the Life Long Learning Group of Thomson Learning, and representatives of Scott-Macon, Ltd., Thomson's financial adviser, met with Kenneth W. Kousky, the President and Chief Executive Officer of Wave and a representative of U.S. Bancorp Piper Jaffray, Wave's financial adviser, in St. Louis, Missouri to again discuss ways in which the two companies could work together, including the possible acquisition of Wave by Thomson. On November 30, 1999, Messrs. Shuman and McEwen called Mr. Kousky and Mr. Shuman suggested the possible acquisition of Wave by Thomson. On December 1, 1999, Messrs. Shuman and McEwen met with Mr. Kousky, to discuss further a possible acquisition and a range of values for Wave. Messrs. Shuman, McEwen and Kousky had several additional discussions by telephone in December 1999 and January 2000 regarding a possible acquisition, but were unable to reach agreement on a value for the Company.

     On February 4, 2000, David Shaffer, the Executive Vice President and Chief Operating Officer of Thomson, sent the following letter to Mr. Kousky:

                            [LETTERHEAD OF THOMSON]

                                  CONFIDENTIAL

February 4, 2000
Mr. Kenneth W. Kousky
Chairman and CEO
Wave Technologies International, Inc.
10845 Olive Boulevard, Suite 250
St. Louis, Missouri 63141

Dear Ken:

     As you know from our conversations throughout 1999, Thomson has been very interested in acquiring the business of Wave Technologies International, Inc. While we are disappointed that our discussions have thus far not borne fruit, we would like to discuss with you our proposal, described in more detail below, to acquire the Wave Technologies International, Inc. business.

     Based upon the information we have reviewed, we are prepared to offer $9 per share to acquire all of the outstanding common stock of Wave Technologies International, Inc. We would encourage senior management of Wave Technologies International, Inc. to remain with the company, and believe that we could offer very competitive compensation, benefits and rewards, and an attractive work environment for key employees. Although we have reviewed certain information pertaining to Wave Technologies International, Inc., we would need to conduct confirmatory due diligence in order to confirm our valuation of the business. We believe that we can complete all such work expeditiously.

     As you know, Thomson is extremely interested in building a premier corporate IT training and testing business. Our recently announced acquisition of Prometric underscores our commitment to this area. We believe the addition of Wave Technologies International, Inc. will afford us and you the opportunity to take advantage of the growth in this market.

     Our proposal is subject to our completing satisfactory confirmatory due diligence, negotiating appropriate definitive agreements and obtaining approval from Thomson's Board of Directors. Our proposal is not subject to financing. For the avoidance of doubt, this letter shall not be construed as a binding offer.

     This letter is provided to you on a strictly confidential basis. Neither Thomson's interest in Wave Technologies International, Inc. nor the contents of this letter may be disclosed to any other person other than your professional advisors without our prior written consent. In particular, we will withdraw our proposal immediately in the event that such confidentiality is breached.

     In order to move forward toward reaching a definitive agreement, which we believe could be reached during the next several weeks, we would require an exclusive negotiating period through March 1, 2000, during which time Wave Technologies International, Inc. would not initiate or proceed with discussions with any third party or consider any other acquisition proposal. During that time we would be prepared to negotiate all aspects of the proposal set forth in this letter.

     We believe that Wave Technologies International, Inc. would complement our existing business interests and that our offer is in the best interests of your shareholders. We are firmly committed to moving forward quickly to reach a mutually acceptable agreement. We would be happy to meet with you in St. Louis or another mutually convenient location to amplify our proposal. In any event, we would appreciate a response by 5:00 p.m., on February 14, 2000.

     If you have any questions or if you would like to meet to discuss our proposal, please contact me at (203) 969-8782, or Eric Shuman, CFO of Thomson Learning, at (203) 425-2559.

                                          Very truly yours,

                                          /s/ DAVID SHAFFER
                                          --------------------------------------
                                          David H. Shaffer

cc: Eric Shuman

     Between February 4 and February 14, 2000, Messrs. Shuman and McEwen discussed a possible range of values for Wave with Raymond J. Kalinowsky, a member of the Wave Board of Directors and representatives of U.S. Bancorp Piper Jaffray. In a telephone conversation on February 14, 2000 among Mr. Kalinowsky, Mr. Shuman and a representative of U.S. Bancorp Piper Jaffray, the parties continued to discuss the terms of a potential acquisition transaction.

     On February 17, 2000, Thomson and Wave executed the following letter in which Wave agreed not to engage in discussions or negotiations with any person other than Thomson concerning an acquisition of Wave through March 1, 2000:

                        [LETTERHEAD OF THOMSON LEARNING]

                                  CONFIDENTIAL

                                                               February 17, 2000

Mr. Ray Kalinowski
44 Portland Drive
Frontenac, MO 63131

Dear Mr. Kalinowski:

     We have been engaged in discussions with you concerning our possible acquisition of Marathon. While exact structure and terms have yet to be agreed upon, we have proposed the general terms and structure discussed with you and your representatives earlier this week.

     In order to move forward toward reaching a definitive agreement, which we believe could be reached during the next couple of weeks, we require an exclusive negotiating period through March 1, 2000, during which time Marathon would not initiate or proceed with discussions with any third party. During that time, we would be prepared to negotiate all aspects of the proposal set forth in this letter.

     As discussed, we would encourage senior management of Marathon to remain with the company, and believe that we could offer very competitive compensation, benefits and rewards, and an attractive work environment for key employees. Specifically, the employment terms we are prepared to offer key employees are set forth in a separate letter being sent simultaneously herewith.

     We are prepared to conduct due diligence during the early part of next week and will send a due diligence checklist under separate cover so that you can set up a data room.

     Further , this letter is provided to you on a strictly confidential basis. Neither our interest in Marathon nor the contents of this letter may be disclosed to any other person other than your and our professional advisors without our prior written consent. In particular, we will withdraw our proposal immediately in the event that such confidentiality is breached. Notwithstanding the foregoing, after consulting with us, you may publicly announce the content of this letter and our discussions if you are advised by your counsel that you are required to make such disclosure under applicable law, including applicable federal securities laws or rules of any exchanges or quotation system on which Marathon's stock is traded or quoted.

     Except for the obligation in the second paragraph (regarding the exclusive period) and the fifth paragraph (regarding confidentiality) of this letter, neither we nor Marathon will have any legal obligation to each other or any other person or entity in respect of any possible transaction by reason of this letter or any other communications by or among the parties or any of their representatives, except and only to the extent set forth in a definitive agreement and then only on the terms and subject to the conditions thereof.

     We believe that Marathon would complement our existing business interests and that our offer is in the best interests of your shareholders. We are firmly committed to moving forward quickly to reach a mutually acceptable agreement and we look forward to completing our due diligence.

     If you have any questions please contact me at (203) 425-2559.

                                          Very truly yours,

                                          /s/ ERIC L. SHUMAN
                                          --------------------------------------
                                          Eric L. Shuman

cc:  Eric Nicholson, U.S. Bancorp Piper Jaffray
     John Gillis, Armstrong Teasdale LLP
     Robert Christie
     Timothy McEwen

                                          Accepted on Behalf of Marathon

                                          /s/ RAY KALINOWSKI
                                          --------------------------------------
                                          Ray Kalinowski
                                          Director

     This agreement was orally extended on March 1, 2000 through March 7, 2000.

     On February 22 and 23, 2000, Mr. Kousky and J. Michael Bowles, Wave's Chief Financial Officer, a representative of U.S. Bancorp Piper Jaffray and counsel for Wave met with executives of Thomson Learning, including Mr. McEwen, and counsel for Thomson in St. Louis, Missouri to discuss Wave's business strategies and the terms of a possible acquisition of Wave by Thomson, and to begin a due diligence review of Wave by Thomson and its counsel.

     On February 25, 2000, counsel for Thomson provided a draft Merger Agreement to counsel for Wave. During the period from February 22 through March 9, 2000, a number of meetings, on-site visits to Wave's facilities, calls and other activities took place between representatives of Thomson and Wave and their respective counsel in furtherance of Thomson's due diligence efforts. During this period, counsel for Thomson and Wave also negotiated the terms of the Merger Agreement.

     On March 10, 2000, Parent, Purchaser and Wave signed the Merger Agreement and issued a press release announcing the Merger. On March 22, 2000, the Purchaser commenced the Offer.

THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF

WHICH HAS BEEN FILED AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE TO (THE "SCHEDULE TO") FILED BY PURCHASER AND THOMSON WITH THE COMMISSION IN CONNECTION WITH THE OFFER. THE MERGER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN SECTION 7. DEFINED TERMS USED HEREIN AND NOT DEFINED HEREIN SHALL HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THOSE TERMS IN THE MERGER AGREEMENT.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof. Purchaser and Parent have agreed that no change in the Offer may be made which decreases the price per Share payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in
Section 14.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law and Missouri Law, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become an indirect wholly owned subsidiary of Parent. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Missouri Law) shall be canceled and converted automatically into the right to receive the Merger Consideration.

     Pursuant to the Merger Agreement, each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.50 per share, of the Surviving Corporation.

     The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Subject to the Merger Agreement, at the Effective Time, the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation of the Surviving Corporation; provided, however, that, at the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation will be amended to read as follows:
"The name of the corporation is Wave Technologies International, Inc.". Subject to the Merger Agreement, at the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

     Stockholders' Meeting. Pursuant to the Merger Agreement, the Company shall, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger (the "Stockholders' Meeting"). If Purchaser acquires at least two-thirds of the outstanding Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

     Proxy Statement. The Merger Agreement provides that the Company shall, if approval of the Company's stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, file with the Commission under the Exchange Act, and use its best efforts to have cleared by the Commission, a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Stockholders' Meeting and shall cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares at the earliest practicable time. The Company has agreed to include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or Parent, the unanimous recommendation of the Board that the stockholders of the Company approve and adopt the Merger Agreement and the Merger and to use its best efforts to obtain such approval and adoption. Parent and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of approval and adoption of the Merger Agreement and the Merger. The Merger Agreement provides that, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Missouri Law, as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders.

     Conduct of Business by the Company Pending the Merger. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the Effective Time, unless Parent shall otherwise agree in writing, which consent will not be unreasonably withheld, the businesses of the Company and its subsidiaries (the "Subsidiaries" and, individually, a "Subsidiary") will be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. The Merger Agreement provides that, by way of amplification and not limitation, except as contemplated therein, neither the Company nor any Subsidiary shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following, without the prior written consent of Parent, which consent will not be unreasonably withheld: (a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents; (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 631,660 Shares issuable pursuant to (A) options outstanding on the date of the Merger Agreement under the Company Stock Option Plans and other agreements (B) the Wave Technologies, Inc. Employee Stock Purchase Plan and (C) the Wave Technologies, Inc. Profit Sharing and 401(k)
Plan) or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
(d) reclassify, combine, split, subdivide or redeem or purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances except in the ordinary course of business and consistent with past practice, (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice, (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $100,000 for the Company and the Subsidiaries taken as a whole, or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing matters, except in the ordinary course of business and consistent with past practice; (f) increase the compensation payable or to become payable or the benefits provided to its director s, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures; (h) make any tax election or settle or compromise any material United States federal, state, local or United

Kingdom or other non-United States income tax liability; (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 1999 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice; (j) amend, modify or consent to the termination of any material contracts, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's rights thereunder, other than in the ordinary course of business and consistent with past practice; (k) commence or settle any litigation, suit, claim, action, proceeding or investigation; or (l) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

     Company Board Representation. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such times, the Company shall use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (i) each committee of the Board, (ii) each board of directors of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, the Company has agreed to use its reasonable best efforts to ensure that at least two members of the Board and each committee of the Board and such boards and committees of the Subsidiaries, as of the date of the Merger Agreement, who are not employees of the Company shall remain members of the Board and of such boards and committees.

     The Merger Agreement provides that, following the election or appointment of Purchaser's designees in accordance with the immediately preceding paragraph and prior to the Effective Time, any amendment of the Merger Agreement or the Articles of Incorporation or By-laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of those directors of the Company then in office who were neither designated by Purchaser nor are employees of the Company or any Subsidiary.

     Access to Information. Pursuant to the Merger Agreement, until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request and Parent and Purchaser have agreed to keep such information confidential, except in certain circumstances.

     No Solicitation of Transactions. The Company has agreed that neither it nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal or (ii) except as required by the fiduciary duties of the Board under applicable law after having received advice from outside legal counsel (x) participate in any discussions or negotiations regarding or (y) after also entering into a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement, furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Superior Proposal.

     The Company has also agreed that neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of the Merger Agreement, the Offer, the Merger or any other transaction contemplated thereby (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel, the Board may withdraw or modify its approval or recommendation of the Offer and the Merger, but only to terminate the Merger Agreement in accordance with the termination provisions specified therein (and, concurrently with such termination, cause the Company to enter into an agreement with respect to a Superior Proposal).

     The Company has agreed to, and will direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal. The Company has also agreed to promptly advise Parent orally (to be confirmed as soon as reasonably practicable in writing) of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (ii) any changes in any such Acquisition Proposal or request.

     "Acquisition Proposal" means (i) any proposal or offer from any person relating to any direct or indirect acquisition of (A) all or a substantial part of the assets of the Company or of any Subsidiary or (b) over 15% of any class of equity securities of the Company or of any Subsidiary; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any Subsidiary; (iii) any merger, consolidation, business combination, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary, other than the Offer and the Merger, or
(iv) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger.

     "Superior Proposal" means any Acquisition Proposal on terms which the Board determines, in its good faith judgment (after having received the advice of U.S. Bancorp Piper Jaffray or another financial advisor of nationally recognized reputation), to be more favorable to the Company's stockholders than the Offer and the Merger.

     Except as required by the Board's fiduciary duties under applicable law after having received advice from outside legal counsel, the Company has agreed not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

     Employee Stock Options. The Merger Agreement also provides that, effective as of the Effective Time, the Company will use reasonable best efforts, including obtaining the consent of the individual option holders, if necessary, to (i) terminate the Company's 1993 Stock Option Plan, 1995 Stock Option Plan, the Company's Outside Directors Stock Option Plan and 1997 Stock Option Plan, each as amended through the date of this Agreement (the "Company Stock Option Plans"), (ii) cancel, at the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under the Company Stock Option Plans (each, a "Company Stock Option") that is outstanding and unexercised as of such date. Each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time will be entitled to receive from the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Company Stock Option, an amount in cash equal to the excess, if any, of (x) the Merger Consideration over (y) the per share exercise price of such Company Stock Option, multiplied by the number of shares of Company Common Stock subject to such Company Stock Option.

     Directors' and Officers' Indemnification Insurance. The Merger Agreement further provides that the By-laws of the Surviving Corporation will contain provisions no less favorable with respect to indemnification than are set forth in Article VII, of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

     The Merger Agreement also provides that the Surviving Corporation will use its reasonable best efforts to maintain in effect for three years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which premiums the Company has represented to Parent and Purchaser to be $35,000 in the aggregate).

     Parent, Purchaser and the Company have also agreed that in the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the foregoing indemnity obligations.

     Further Action; Reasonable Best Efforts. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Merger Agreement or the transactions contemplated thereby and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger and to fulfill the conditions to the Offer and the Merger; provided that neither the Company, Purchaser nor Parent will be required to take any action, including entering into a consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of the Purchaser, Parent, Company or any of their respective subsidiaries or (ii) limits Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement are required to use their reasonable best efforts to take all such action. Parent or the Purchaser will pay all fees associated with the HSR submission.

     The Merger Agreement also provides that each of the parties thereto will cooperate and use its reasonable best efforts vigorously to contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company and Seller as to the absence of certain changes or events concerning the Company's business, compliance with law, absence of litigation, employee benefit plans, labor matters, property and leases, intellectual property, environmental matters, taxes, amendments to the Rights Agreement, material contracts, insurance and brokers.

     Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions: (a) If and to the extent required by Missouri Law, the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of the stockholders of the Company; (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Merger; and (d) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

     Termination. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company (a) by mutual written consent of each of Parent, Purchaser and the Company duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or (b) by either Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before June 30, 2000; provided, however, that the right to terminate the Merger Agreement under (b)(i) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or (c) by Parent if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Section 14 hereto, Purchaser shall have (A) failed to commence the Offer within 10 business days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that the applicable time period specified in (A) and (C) above shall be extended until the earlier to occur of (x) the fifth business day following expiration or termination of any applicable waiting period under the HSR Act and (y) June 30, 2000, unless such action or inaction under (A), (B) or
(C) shall have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in the Merger Agreement, or the material breach by Parent or Purchaser of any of their material representations or warranties contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Merger Agreement, the Offer, the Merger or any other transaction contemplated thereby, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing; or (d) by the Company, upon approval of the Board, if (i) Purchaser shall have (A) failed to commence the Offer within 10 business days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that the applicable time period specified in (A) and (C) above shall be extended until the earlier to occur of (x) the fifth business day following expiration or termination of any applicable waiting period under the HSR Act and
(y) June 30, 2000, unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in the Merger Agreement or the material breach by the Company of any of its material representations or warranties contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, if the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel in order to enter into a definitive agreement with respect to a Superior Proposal, upon three business days' prior written notice to Parent, setting forth in reasonable detail the identity of the person making, and the final terms and conditions of, the Superior Proposal and after duly considering any proposals that may be made by Parent during such three business day period; provided, however, that any termination of the Merger Agreement pursuant to (d)(ii) above shall not be effective until the Company has made full payment of all amounts described below under the section entitled "Fees and Expenses".

     Effect of Termination. In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void, and there shall be no liability on the part of any party thereto, except (i) as set forth below under the section entitled "Fees and Expenses" and (ii) nothing in the Merger

Agreement shall relieve any party from liability for any breach thereof prior to the date of such termination, provided, however, that the Confidentiality Agreement shall survive any termination of the Merger Agreement.

     Fees and Expenses.  The Merger Agreement provides that in the event that
(i) any person (including, without limitation, the Company or any affiliate thereof), other than Parent or any affiliate of Parent, shall have become the beneficial owner of more than 15% of the then-outstanding Shares, and the Merger Agreement shall have been terminated pursuant to the provisions described above in clause (b)(i), (c) or (d); or (ii) any person shall have commenced, publicly proposed or communicated to the Company an Acquisition Proposal that is publicly disclosed and (A) the Offer shall have remained open for at least 20 business days, (B) the Minimum Condition shall not have been satisfied, (C) the Merger Agreement shall have been terminated pursuant to the termination provision described above and (D) the Company enters into an agreement with the respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, in each case within 12 months after such termination of the Merger Agreement; or (iii) the Merger Agreement is terminated (A) pursuant to (x) the provisions described above in (c)(ii) or (d)(ii) or (y) to the provisions described above in (c)(i) or (d)(i), to the extent that the failure to commence, the termination or the failure to accept any Shares for payment, as set forth in the provisions described above in (c)(i) or (d)(i), as the case may be, will relate to the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in the Merger Agreement or the knowing or intentional breach by the Company of any of its material representations or warranties contained in the Merger Agreement and (B) the Company enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, in each case within 12 months after the termination of the Merger Agreement or (iv) the Company enters into an agreement with respect to an Acquisition Proposal that was commenced, publicly proposed or communicated to the Company prior to the termination of the Merger Agreement pursuant to the termination provision described above or such an Acquisition Proposal is consummated, in each case within 12 months after such termination, and the Company shall not theretofore have been required to pay the Fee to Parent pursuant to the provisions described above in (a)(i), (a)(ii) or (a)(iii); then, in any such event, the Company shall pay Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $1.5 million (the "Fee"), which amount shall be payable in immediately available funds, plus all out-of-pocket expenses and fees up to $250,000, in the aggregate (including, without limitation, all fees of counsel, accountants, experts and consultants to Parent and Purchaser, the fees associated with the HSR submission, and all printing and advertising expenses and filing fees) actually incurred or accrued by either of them or on their behalf in connection with the Offer and the Merger (all the foregoing being referred to herein collectively as the "Expenses"). Except as set forth in this paragraph and all fees associated with the HSR submission, all costs and expenses incurred in connection with the Merger Agreement, the Offer and the Merger shall be paid by the party incurring such expenses, whether or not any transaction contemplated thereby is consummated.

CONFIDENTIALITY AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE CONFIDENTIALITY AGREEMENT, DATED JANUARY 13, 1999, BETWEEN THE COMPANY AND THOMSON, AS AMENDED ON JANUARY 22, 1999 (THE "CONFIDENTIALITY AGREEMENT"). THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONFIDENTIALITY AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE TO. THE CONFIDENTIALITY AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH SET FORTH IN
SECTION 7.

     On January 13, 1999, the Company and Course Technology, an affiliate of Parent, executed a Confidentiality Agreement (the "Confidentiality Agreement"). The Confidentiality Agreement was amended by a letter agreement executed on January 22, 1999. Pursuant to the terms of the Confidentiality Agreement, the Company agreed to provide to Course Technology or an affiliate certain confidential and proprietary information concerning the Company and Course Technology, on behalf of itself and any of its affiliates which received any of the confidential information, agreed among other things: (1) to keep the confidential information confidential, (2) not to use the Confidential Information for any purpose other than to evaluate a possible acquisition transaction with the Company, (3) not to disclose the fact that the confidential information had been made available to Course and (4) that neither Course nor any of its affiliates would in any manner, directly or indirectly, except at the specific invitation of the Company, for a period of one year after the date of the Confidentiality Agreement, (a) effect or seek, offer or propose to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any securities or assets of the Company or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (iv) make any solicitation of proxies or consents to vote any voting securities of the Company, or (c) otherwise act to seek control or influence the management, board of directors or policies of the Company, or
(d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth above.

INTEREST OF CERTAIN PERSONS IN THE MERGER

     Thomson has requested that Kenneth Kousky, the Chairman of the Board, President and Chief Executive Officer of Wave, remain as the President of Wave following the Merger at a base salary of $225,000 per year, subject to review on March 1, 2001. Under the terms of Thomson's proposal to Mr. Kousky, he would participate in (1) a short term incentive plan that would allow him to earn an incentive bonus of between 50% and 100% of his base salary if Wave meets certain financial targets to be established by the parties and (2) a three year long term incentive plan that would allow Mr. Kousky to earn an additional incentive bonus of up to 50% of his base salary in the first two years and 100% of his base salary in the third year if Wave meets certain financial targets to be established by the parties, including in each case a guaranteed portion for the remainder of fiscal year 2000. Thomson's offer provides that if Mr. Kousky's employment were terminated, he would receive severance in the form of salary continuation for 12 months, provided that he executes a separation letter, which would include an agreement by Mr. Kousky not to compete with Wave for a period of one year from the date of termination of his employment. Mr. Kousky would also participate in other benefit plans available to similarly situated employees of Thomson Learning. Thomson and Mr. Kousky and his counsel are negotiating the terms of an employment agreement, but no agreement has been reached to date. The foregoing is a summary of Thomson's proposal to Mr. Kousky. The Offer and the Merger are not conditioned on Mr. Kousky accepting these or any other terms of employment.

11.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

     Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Thomson to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Thomson to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Thomson.

     Under Missouri Law, the approval of the Board and the affirmative vote of the holders of two-thirds of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously determined that each of the Offer and the Merger is fair to, and in the best interests of, the holders of Shares, has approved, adopted and declared advisable the Merger Agreement and the Merger (such approval and adoption having been made in accordance with Missouri Law) and has resolved to recommend that Stockholders accept the Offer and tender their Shares pursuant to the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions under Missouri Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a at least two-thirds of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

     In the Merger Agreement, the Company has agreed to duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger, if such action is required by Missouri Law. Thomson and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the approval and adoption of the Merger Agreement and the Merger.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     Short-Form Merger. Under Missouri Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Missouri Law, a significantly longer period of time would be required to effect the Merger.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares will have certain rights under Missouri Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 351.455 of Missouri Law ("Section 351.455") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Missouri Circuit Court and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In Phelps v. Watson-Stillman Co. the Missouri Supreme Court stated that the "net asset value" is not the sole test in determining the fair value of the Shares.

     Thomson does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Thomson intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including U.S. Bancorp Piper Jaffray's) are not necessarily opinions as to "fair value" under Section 351.455.

     The foregoing summary of the rights of dissenting stockholders under Missouri Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under Missouri Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Missouri Law. The text of Section
351.455 is attached to this Offer to Purchase at Schedule III.

     Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Thomson will continue to evaluate the business and operations of the

Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Thomson intends to seek additional information about the Company during this period. Thereafter, Thomson intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Thomson's businesses. It is expected that the business and operations of the Company would form an important part of Thomson's future business plans.

     Except as indicated in this Offer to Purchase, Thomson does not have any present plans or proposals which relate to or would result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, relocation of any operations of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, (iii) any material change in the Company's present indebtedness, capitalization or dividend policy,
(iv) any change in the present board of directors or management of the Company,
(v) any other material change in the Company's corporate structure or business,
(vi) any class of equity security of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act, (viii) the suspension of the Company's obligation to file reports under Section 15(d) of the Act, (ix) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, or (x) any changes in the Company's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

12.  DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, which consent will not be unreasonably withheld, (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of capital stock of the Company or any Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiaries (except for the issuance of a maximum of 631,660 Shares issuable pursuant to (A) options outstanding on the date hereof under the Company Stock Option Plans outstanding and other agreements, (B) the Wave Technologies, Inc. Employee Stock Purchase Plan and (C) the Wave Technologies, Inc. Profit Sharing and 401(k) Plan) or (ii) any assets of the Company or any Subsidiaries, except for transactions in the ordinary course of business consistent with past practice; (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or (c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock. See Section 10. If, however, the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under Section 14, Purchaser may (subject to the provisions of the Merger Agreement) make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

     If, on or after March 10, 2000, the Company should declare, set aside, make or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced (subject to the provisions of the Merger Agreement) to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

13. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES, NASDAQ LISTING, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

     Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Thomson intends to cause the delisting of the Shares by Nasdaq following consummation of the Offer.

     Nasdaq Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 100,000, the number of holders of Shares falls below 300 or the market value of such publicly held Shares is not at least $200,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

     Margin Regulations. The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities".

14.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, but subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after March 10, 2000 and prior to the Expiration Date, any of the following conditions shall exist:

          (a) there shall have been instituted or be pending any Action before any Governmental Authority, (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, or the purchase of Shares, or the consummation of any other transaction contemplated by the Merger Agreement, or seeking to obtain material damages in connection with any transaction contemplated by the Merger Agreement; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and its subsidiaries, in either case, taken as a whole, or to compel the Company, Parent or any of their subsidiaries as a result of the Merger Agreement or any of the transactions contemplated thereby, to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries, that is material to either Parent and its subsidiaries or the Company and its subsidiaries, in each case, taken as a whole; (iii) seeking to impose or confirm any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or any Stockholders Agreement or otherwise on all matters properly presented to the Company's stockholders including, without limitation, the approval and adoption of the Merger Agreement or any of the transactions contemplated thereby; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under the Merger Agreement or would have a Material Adverse Effect;

          (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) the Merger Agreement or to transactions contemplated thereby, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
     (v) of paragraph (a) above;

          (c) any Material Adverse Effect shall have occurred;

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the Nasdaq National Market or the London, Montreal or Toronto Stock Exchanges (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada, (iii) any limitation (whether or not mandatory) by any government or Governmental Authority on the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or Canada or (v) in the case of any of the foregoing existing on March 10, 2000, a material acceleration or worsening thereof;

          (e) (i) it shall have been publicly disclosed, or Purchaser shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
     Act) of 15% or more of the then outstanding Shares has been acquired by any person, other than Parent or any of its affiliates, or (ii) (A) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger, the Merger Agreement, or approved or recommended any Acquisition Proposal or any other acquisition of Shares other than the Offer, the Merger or (B) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

          (f) any representation or warranty of the Company in the Merger Agreement that is qualified as to materiality or Material Adverse Effect shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of the Merger Agreement;

          (g) the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (h) the Merger Agreement shall have been terminated in accordance with its terms; or

          (i) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or, subject to the terms of the Merger Agreement, may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Thomson and discussions between representatives of Thomson with representatives of the Company during Thomson's investigation of the Company (see Section 10), neither Purchaser nor Thomson is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in
Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Thomson or that certain parts of the businesses of the Company, Purchaser or Thomson might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this
Section 15. See Section 14 for certain conditions of the Offer.

     State Takeover Laws. The Company is incorporated under the laws of the State of Missouri. In general, Section 351.459 of Missouri Law prevents an "interested shareholder" (generally a person who owns or has the right to acquire 20% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Missouri corporation for a period of five years following the date such person became an interested shareholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested shareholder became an interested shareholder. On March 10, 2000, prior to the execution of the Merger Agreement , the Board by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement , determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company. Accordingly, Section 351.459 is inapplicable to the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer are subject to such requirements. See Section 2.

     Pursuant to the HSR Act, on March 20, 2000, Thomson filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Thomson. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on April 4, 2000, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Thomson has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Thomson with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 and Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Thomson, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Thomson relating to the businesses in which Thomson, the Company and their respective subsidiaries are engaged, Thomson and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

16.  FEES AND EXPENSES.

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Purchaser and Thomson have retained Innisfree M&A Incorporated, as the Information Agent, and ChaseMellon Shareholder Services L.L.C., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Innisfree M&A Incorporated will be paid reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS.

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Thomson and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                               WTI ACQUISITION CORPORATION

Dated: March 22, 2000

                                                                      SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                       OFFICERS OF THOMSON AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF THOMSON. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Thomson. Except for W. Michael Brown, who is a citizen of both Great Britain and the United States, Alan M. Lewis, who is a citizen of Canada, Great Britain and South Africa, Paul Brett, David J. Hulland and Martin B. Jones who are citizens of Great Britain, Richard J. Harrington, Vance K. Opperman, Steven A. Denning, David H. Shaffer, Robert Daleo, Theron S. Hoffman and Brian H. Hall, Patrick J. Tierney, Ronald H. Schlosser and Robert S. Christie who are citizens of the United States, and Stuart M. Garner who is a citizen of Great Britain, each such person is a citizen of Canada. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Thomson.

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                    EMPLOYMENT; MATERIAL POSITIONS HELD
                NAME, AGE AND                          DURING THE PAST FIVE YEARS AND
           CURRENT BUSINESS ADDRESS                      BUSINESS ADDRESSES THEREOF
           ------------------------                 -----------------------------------
Kenneth R. Thomson, 74                         Chairman of Thomson since July 1978. Director
The Woodbridge Company Limited                 of Thomson since July 1976. Chairman of the
65 Queen Street West                           Woodbridge Company Limited, 65 Queen Street
Toronto, Ontario M5H 2M8                       West, Toronto, Ontario, M5H 2M8, Canada, since
Canada                                         March 1979. Director of the Woodbridge Company
                                               Limited since August 1956.

John A. Tory, 67                               Deputy Chairman of Thomson from February 1978
The Woodbridge Company Limited                 to December 31, 1997. Director of Thomson
65 Queen Street West                           since February 1978. Director of Abitibi
Toronto, Ontario M5H 2M8                       Consolidated, Inc., 207 Queens Quay West,
Canada                                         Toronto, Ontario, M5J 2P5, Canada, since
                                               September 1965. Director of Rogers
                                               Communications Inc., 40 King Street West,
                                               Toronto, Ontario, M5H 3Y2, Canada, since
                                               December 1979. Director, Sun Life Insurance
                                               Company of Canada, 150 King Street West,
                                               Toronto, Ontario, M5H 1J9, Canada, from
                                               December 1971 to 1994. Director and President
                                               of the Woodbridge Company Limited, 65 Queen
                                               Street West, Toronto, Ontario, M5H 2M8,
                                               Canada, since October 1967 and March 1979,
                                               respectively. Director of Hudson's Bay
                                               Company, 401 Bay Street, Toronto, Ontario M5H
                                               2Y4, Canada, since May 1979. Deputy Chairman
                                               and Director of Markborough Properties Inc.,
                                               One Dundas Street West, Suite 2800, Toronto,
                                               Ontario M5G 2J2, since September 1989.
                                               Director of The Thomson Corporation PLC, First
                                               Floor, the Quandrangle, 180 Wardour Street,
                                               London W1A 4YG, England, since December 1977.
                                               Director of the Royal Bank of Canada, 200 King
                                               Street West, Toronto, Ontario M5H 1CA, Canada,
                                               since March 1971.

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                    EMPLOYMENT; MATERIAL POSITIONS HELD
                NAME, AGE AND                          DURING THE PAST FIVE YEARS AND
           CURRENT BUSINESS ADDRESS                      BUSINESS ADDRESSES THEREOF
           ------------------------                 -----------------------------------
Ronald D. Barbaro, 68                          Director of Thomson since May 1993. Director,
Clairvest Group Inc.                           Clairvest Group Inc., Suite 1700 -- 22 St.
Suite 1700                                     Clair Avenue East, Toronto, Ontario, M4V 2S3,
22 St. Clair Avenue East                       Canada, since September 1994. Director of
Toronto, Ontario M4V 2S3                       Equifax Canada, 7171 Jean Talon East, Anjou,
                                               Quebec, H1M3N2, Canada, since June 1997.
                                               Director of ChoicePoint, Inc., 1000 Alderman
                                               Drive, Alpharetta, Georgia 30005, since July
                                               1997. Director of Prudential of America Life
                                               Insurance Company of Canada ("PALI"), c/o
                                               Prudential of America Insurance Co. (Canada),
                                               200 Consilium Place, Scarborough, Ontario, M1H
                                               3E6, Canada, since January 1991. Chairman of
                                               PALI from 1992 to January 1997. President of
                                               Prudential Insurance Company of America, Inc.,
                                               260 Madison Avenue, Second Floor, New York,
                                               New York 10116, from 1990 to 1993. President
                                               of Worldwide Operations Prudential Insurance
                                               Company of America-Canada, from 1985 to 1990.
                                               Director of Equifax Inc., 1600 Peachtree
                                               Street, N.W., Atlanta, Georgia 30309, from
                                               April 1992 to July 1997. Director, Canbra
                                               Foods Ltd., P.O. Box 99, 2415 2nd Avenue "A"
                                               North, Lethbridge, Alberta, T1J 3Y4, Canada,
                                               since July 1988; interim -- Chairman since
                                               March 1996; Chairman since March 1997.
                                               Director, Consoltex Group Inc., 8555
                                               TransCanada Highway, Ville Saint-Laurent,
                                               Quebec, H4S 1Z6, Canada, since May 1997.
                                               Director, Flow International Corporation,
                                               2300 -- 64th Avenue South, Kent, Washington
                                               98032, since 1995. Chairman, Natraceuticals
                                               Inc., 8290 Woodbine Avenue, Markham, Ontario,
                                               L3R 9W9, Canada, since February 1997.
                                               Director, Signature Security Group Inc., 26-28
                                               Market Street, Sydney, NSW, Australia, since
                                               March 1997. Director, VoxCom Incorporated,
                                               #102,4209 -- 99 Street, Edmonton, Alberta, T6E
                                               5V7, Canada, since December 1996. Director,
                                               O'Donnell Investment Management Corp., 4100
                                               Yonge Street, Suite 601, Toronto, Ontario, M2P
                                               2B5, Canada, since April 1997.

W. Geoffrey Beattie, 40                        Director of Thomson since May 1998. President,
Torys                                          The Woodbridge Company Limited since 1998.
Suite 3000, Maritime Life Tower                From 1990 to 1998, attorney (partner from
P.O. Box 270, Toronto Dominion Center          1993) at Torys (formerly Tory, Tory,
79 Wellington Street West                      DesLauriers & Binnington).
Toronto, Canada M5K 1N2

W. Michael Brown, 64                           Director of Thomson since July 1978. Deputy
The Thomson Corporation                        Chairman of Thomson since October 1997.
Metro Center One Station Place                 President of Thomson from December 1984 to
Stamford, Connecticut 06902                    October 1997. Director of Hudson's Bay
                                               Company, 401 Bay Street, Toronto, Ontario, M5H
                                               2Y4, Canada, since 1985. Director of
                                               Southwestern Area Commerce and Industry
                                               Association, One Landmark Square, Stamford,
                                               Connecticut 06901, from November 1994 to July
                                               1997. Director of Markborough Properties Inc.,
                                               One Dundas Street West, Suite 2800, Toronto,
                                               Ontario, M5H 2Y4, Canada, April 1990 to June
                                               1997.

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                    EMPLOYMENT; MATERIAL POSITIONS HELD
                NAME, AGE AND                          DURING THE PAST FIVE YEARS AND
           CURRENT BUSINESS ADDRESS                      BUSINESS ADDRESSES THEREOF
           ------------------------                 -----------------------------------
V. Maureen Kempston Darkes, 51                 Director of Thomson since May 1996. President
General Motors of Canada Limited               and General Manager, General Motors of Canada
1908 Colonel Sam Drive                         Limited ("GMCL"), 1908 Colonel Sam Drive,
Oshawa, Ontario L1H8T7                         Oshawa, Ontario L1H8T7. Director of GMCL since
                                               August 1991. Vice President of GMCL from
                                               August 1991 to July 1994. Director, CN Rail,
                                               935 de la Gauchetiere Street West, Montreal,
                                               Quebec, Canada since March 1995. Director of
                                               Noranda, Inc., 181 Bay Street, Suite 1400,
                                               Toronto, Ontario, Canada since January 1998.

Steven A. Denning, 51                          Director of Thomson since January 24, 2000.
General Atlantic Partners LLC                  Mr. Denning is currently a Managing Partner of
3 Pickwick Plaza                               General Atlantic Partners, a private
Greenwich, CT 06830                            investment company. Prior to joining General
                                               Atlantic, Mr. Denning was a consultant with
                                               McKinsey & Co. Mr. Denning is also a director
                                               of Exult, Inc. and GT Interactive Software
                                               Corporation.

William J. DesLauriers, 69                     Director of Thomson since July 1978. Partner
Torys                                          in Torys (formerly Tory, Tory, DesLauriers &
Maritime Life Tower, Suite 3000                Binnington), Suite 3000, Aetna Tower, P.O. Box
P.O. Box 270,                                  270, Toronto-Dominion Centre, Toronto, Ontario
Toronto Dominion Centre                        M5K 1N2, Canada, since July 1963.
Toronto, Ontario M5K 1N2
Canada

John F. Fraser, 69                             Director of Thomson since June 1989. Chairman
Russel Metals, Inc.                            of Air Canada, 355 Portage Avenue, Room 500,
Suite 600 One Lombard Place                    Winnipeg, Manitoba, Canada R3B 2C3 since
Winnipeg, Manitoba R3B OX3                     August 1996. Director of Air Canada since
Canada                                         1989. Vice Chairman of Russel Metals, Inc.,
                                               Suite 600, One Lombard Place, Winnipeg,
                                               Manitoba, R3B OX3, Canada, since May 1995.
                                               Chairman of Russel Metals, Inc. from May 1992
                                               to May 1995. Chairman and Chief Executive
                                               Officer of Russel Metals, Inc. from May 1991
                                               to May 1992. President and Chief Executive
                                               Officer of Russel Metals, Inc. from May 1978
                                               to May 1991. Director, America West Airlines,
                                               Inc., 4000 East Sky Harbor Boulevard, Phoenix,
                                               Arizona 85034, since August 1994. Director,
                                               Bank of Montreal, First Bank Tower, First
                                               Canadian Place, Toronto, Ontario, M5X1A1,
                                               Canada, since January 1985. Director, Centra
                                               Gas Manitoba Inc., 444 St. Mary Avenue,
                                               Winnipeg, Manitoba, R3C 3T7, Canada, since
                                               February 1985. Director, International Comfort
                                               Products Corporation, 501 Corporate Centre
                                               Drive, Suite 200, Franklin, TN 37067, from May
                                               1985 to April 1990 and June 1992 to present.
                                               Director, Manitoba Telecom, Services, Inc.,
                                               489 Empress Street, Winnipeg, Manitoba, R3C
                                               3V6, Canada, since May 1997. Director, Shell
                                               Canada Limited, 400 -- 4th Avenue S.W.,
                                               Calgary, Alberta, T2P 0J4, Canada, since April
                                               1990.

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                    EMPLOYMENT; MATERIAL POSITIONS HELD
                NAME, AGE AND                          DURING THE PAST FIVE YEARS AND
           CURRENT BUSINESS ADDRESS                      BUSINESS ADDRESSES THEREOF
           ------------------------                 -----------------------------------
Richard J. Harrington, 53                      Director of Thomson since September 1993.
The Thomson Corporation                        President and CEO of Thomson since October
Metro Center                                   1997. Executive Vice-President of Thomson
One Station Place                              September 1993 to October 1997. President and
Stamford, Connecticut 06902                    Chief Executive Officer, Thomson Newspapers
                                               Group, Metro Center, One Station Place,
                                               Stamford, Connecticut 06902, July 1993 to
                                               October 1997. President and Chief Executive
                                               Officer, Thomson Professional Publishing,
                                               Metro Center, One Station Place, Stamford,
                                               Connecticut 06902, from June 1989 to July
                                               1993.

Roger L. Martin, 43                            Director of Thomson since September 17, 1999.
Rotman School of Management                    Dean of the Joseph L. Rotman School of
105 St. George Street                          Management at the University of Toronto.
Toronto, Ontario                               Previously a director of Monitor Company since
Canada M5S 3E6                                 1985. Co-head of the Monitor Company in 1995
                                               and 1996. Founding chair of Monitor
                                               University, the Monitor's educational arm. Mr.
                                               Martin is also director of Celestica Inc.

C. Edward Medland, 71                          Director of Thomson since July 1978. President
Beauwood Investments, Inc.                     of Beauwood Investments, Inc., 121 King Street
121 King Street West, Suite 2525               West, Suite 2525, Toronto, Ontario, M5H 3T9,
Toronto, Ontario                               Canada, since July 1988. Director of The
M5H 3T9                                        Seagram Company, 1430 Peel Street, Montreal,
Canada                                         Quebec, H3A 1S9, Canada, since November 1973.
                                               Director of Abitibi Consolidated Inc., 800
                                               Boulevard Rene Levesque West, Montreal,
                                               Quebec, H3B 1Y9, Canada, since April 1978.
                                               Director of Teleglobe, Inc., 1000 de la
                                               Gauchetiere Street West, Suite 1500, Montreal,
                                               Quebec, H3B 4X5, Canada, since May 1992.
                                               Director of Canada Trust Financial Services,
                                               Inc., Canada Trust Tower, 161 Bay Street,
                                               Toronto, Ontario, M5J 2S1, Canada, since March
                                               1989. Director of Premium Income Corporation,
                                               121 King Street West, 26th Floor, Toronto,
                                               Ontario, M5H 3T9, Canada, since October 1996.
                                               Chairman of Ontario Teachers' Pension Plan
                                               Board ("OTPPB"), 5650 Yonge Street, Toronto,
                                               Ontario M2M 4H5, Canada, since January 1996.
                                               Director of OTPPB since January 1990. Director
                                               of Quorum Growth, Inc., Sun Life Tower, 150
                                               King Street West, Toronto, Ontario, M5H 1J9,
                                               Canada, from October 1992 to February 1996.
                                               Director of Canadian Tire Corporation, 2180
                                               Yonge Street, Toronto, Ontario, M3S 2B9,
                                               Canada, from May 1988 to May 1996.

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                    EMPLOYMENT; MATERIAL POSITIONS HELD
                NAME, AGE AND                          DURING THE PAST FIVE YEARS AND
           CURRENT BUSINESS ADDRESS                      BUSINESS ADDRESSES THEREOF
           ------------------------                 -----------------------------------
Vance K. Opperman, 56                          Director of Thomson since September 1996.
Key Investments Inc.                           President and CEO of Key Investments Inc., 601
601 Second Avenue South                        Second Avenue South, Suite 5200, Minneapolis,
Suite 5200                                     MN 55402, since October 1996. Director; Chief
Minneapolis, MN 55402                          Executive Officer and General Counsel, MSP
                                               Communications, Inc. (magazine publisher)
                                               since December 1996. President and Chief
                                               Operating Officer of West Publishing Company
                                               ("West") between 1993 and 1996. General
                                               Counsel of West prior to 1993. Served on
                                               West's Board of Directors from 1992 to 1996.

David H Shaffer, 57                            Director of Thomson since August 6, 1998.
The Thomson Corporation                        Chief Operating Officer of Thomson. Executive
Metro Center                                   Vice President since May, 1998. Formerly
One Station Place                              Chairman of the Board and Chief Executive
Stamford, CT 06902                             Officer of Jostens Learning Corporation,
                                               President of Dun & Bradstreet's Official
                                               Airline Guides, Inc. (OAG) and Vice Chairman
                                               of Thomas Cook Travel Inc. President and Chief
                                               Executive Officer of Macmillan Inc., and
                                               Chairman of OAG. Member of Maxwell
                                               Communications Corporation PLC (MCC) board of
                                               directors. Currently chairman of the board of
                                               T&S Incorporated. Board member and publisher
                                               of The Black Book Group, member of the
                                               Advisory Board of Kellogg Graduate School of
                                               Management at Northwestern University, and
                                               trustee of the La Jolla Country Day School.

David K.R. Thomson, 42                         Director of Thomson since April 1988. Deputy
The Woodbridge Company Limited                 Chairman of the Woodbridge Company Limited, 65
65 Queen Street West                           Queen Street West, Toronto, Ontario, M5H 2M8,
Toronto, Ontario M5H 2M8                       Canada, since June 1990.
Canada

Richard M. Thomson, 66                         Director of Thomson since October 1984.
Toronto-Dominion Bank                          Chairman and Chief Executive Officer of the
Toronto-Dominion Bank Tower, 11th Floor        Toronto Dominion Bank, 11th Floor,
Toronto, Ontario M5K 1A2                       Toronto-Dominion Bank Tower, Toronto, Ontario
Canada                                         M5K 1A2, Canada, since May 1978.

Peter J. Thomson, 34                           Director of Thomson since January 1995. Deputy
The Woodbridge Company Limited                 Chairman of The Woodbridge Company Limited, 65
65 Queen Street West                           Queen Street West, Toronto, M5H 2M8, Canada,
Toronto M5H 2M8                                since November 1993.
Canada

David J. Hulland, 49                           Vice-President of Thomson since May 1993.
The Thomson Corporation                        Group Controller of Thomson since December
Metro Center                                   1984.
One Station Place
Stamford, CT 06902

Martin B. Jones, 48                            Vice President of Thomson since May 1993.
The Thomson Corporation                        Group Treasurer of Thomson since December
The Quadrangle, First Floor                    1984.
180 Wardour Street
London WIA 4YG
England

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                    EMPLOYMENT; MATERIAL POSITIONS HELD
                NAME, AGE AND                          DURING THE PAST FIVE YEARS AND
           CURRENT BUSINESS ADDRESS                      BUSINESS ADDRESSES THEREOF
           ------------------------                 -----------------------------------
Alan M. Lewis, 62                              Treasurer of Thomson since May 1979.
The Thomson Corporation
Toronto Dominion Bank Tower
Toronto Dominion Center, Suite 2706
P.O. Box 24
Toronto, Ontario M5K 1A2
Canada

Robert Daleo, 51                               Chief Financial Officer of Thomson since May,
The Thomson Corporation                        1999. Executive Vice-President; Finance and
Metro Center                                   Business Development of Thomson since November
One Station Place                              1997. Senior Vice President, Finance and
Stamford, CT 06902                             Business Development of Thomson from January
                                               1997 to October 1997. Senior Vice President
                                               and Chief Operating Officer, Thomson
                                               Newspapers, One Station Place, Metro Center,
                                               Stamford, CT 06902, from January 1996 to
                                               December 1997. Senior Vice President and Chief
                                               Financial Officer, Thomson Newspapers, from
                                               December 1994 to December 1995. Senior Vice
                                               President and General Manager, Sweets Group,
                                               McGraw-Hill Company, 1221 Avenue of the
                                               Americas, New York, New York 10020, until
                                               November 1994.

Michael S. Harris, 50                          Senior Vice President, General Counsel and
The Thomson Corporation                        Secretary of Thomson since May, 1998. Vice
Metro Center                                   President and General Counsel of Thomson
One Station Place                              Holdings, Inc. ("THI"), Metro Center, One
Stamford, CT 06902                             Station Place, Stamford, CT 06902, since June
                                               1993. Assistant Secretary and Assistant
                                               General Counsel of THI from May 1989 to June
                                               1993. Vice President, Secretary and Director
                                               of Purchaser since March 2000.

Theron S. Hoffman, 52                          Executive Vice President, Human Resources
The Thomson Corporation                        since May, 1998. Formerly Senior
Metro Center                                   Vice-President of Human Resources and Services
One Station Place                              for General Reinsurance Corporation for seven
Stamford, CT 06902                             years. Trustee of the Yale-China Association.

Joseph J.G.M. Vermeer, 53                      Vice-President; Director of Taxes of Thomson
The Thomson Corporation                        since January 1995. Partner in Peat Marwick
Metro Center                                   Thorne, 40 King Street West, Toronto, Ontario,
One Station Place                              Canada, from 1977 to December 31, 1994.
Stamford, CT 06902

Brian H. Hall, 52                              President and Chief Executive Officer, West
The Thomson Corporation                        Group since 1996. President and Chief
Metro Center                                   Executive Officer, Thomson Legal and
One Station Place                              Regulatory Group since 1996. Formerly
Stamford, CT 06902                             President and Chief Executive Officer of
                                               Thomson Legal Publishing 1995-1996.


Patrick J. Tierney, 55                         President and Chief Executive Officer of
The Thomson Corporation                        Thomson Financial. Formerly President and
Metro Center                                   Chief Executive Officer of Thomson's
One Station Place                              Reference, Scientific and Healthcare group.
Stamford, CT 06902                             Prior to joining Thomson, President and Chief
                                               Executive Officer of Knight-Ridder Financial.


                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                    EMPLOYMENT; MATERIAL POSITIONS HELD
                NAME, AGE AND                          DURING THE PAST FIVE YEARS AND
           CURRENT BUSINESS ADDRESS                      BUSINESS ADDRESSES THEREOF
           ------------------------                 -----------------------------------
Ronald H. Schlosser, 51                        President and Chief Executive Officer of
The Thomson Corporation                        Thomson's Reference, Scientific and Healthcare
Metro Center                                   group.
One Station Place
Stamford, CT 06902

Robert S. Christie, 46                         President and Chief Executive
The Thomson Corporation                        Officer -- Thomson Learning Group.
Metro Center
One Station Place
Stamford, CT 06902

Stuart M. Garner, 55                           President and Chief Executive
The Thomson Corporation                        Officer -- Thomson Newspapers since 1994.
Metro Center
One Station Place
Stamford, CT 06902

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, age, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Michael S. Harris and Eric Shuman are citizens of the United States. Unless otherwise indicated, the current business address of each person is WTI Acquisition Corporation, Metro Center, One Station Place, Stamford, Connecticut 06902. Each occupation set forth opposite an individual's name, refers to employment with Purchaser.

                                                      PRESENT PRINCIPAL OCCUPATION OR
                                                    EMPLOYMENT; MATERIAL POSITIONS HELD
                NAME, AGE AND                          DURING THE PAST FIVE YEARS AND
           CURRENT BUSINESS ADDRESS                      BUSINESS ADDRESSES THEREOF
           ------------------------                 -----------------------------------

Michael S. Harris, 50                          Vice President, Secretary and Director of
The Thomson Corporation                        Purchaser since March 2000. Senior Vice
Metro Center                                   President, General Counsel and Secretary of
One Station Place                              Thomson since May, 1998. Vice President and
Stamford, CT 06902                             General Counsel of Thomson Holdings, Inc.
                                               ("THI"), Metro Center, One Station Place,
                                               Stamford, CT 06902, since June 1993. Assistant
                                               Secretary and Assistant General Counsel of THI
                                               from May 1989 to June 1993.

Eric Shuman, 45                                President, Treasurer and Director of Purchaser
The Thomson Corporation                        since March, 2000. Senior Vice President and
Metro Center                                   Chief Financial Officer of Thomson Learning, a
One Station Place                              division of Thomson. Formerly Senior Vice
Stamford, CT 06902                             President and Chief Financial Officer of
                                               Thomson Newspapers from 1995 to 1998. Vice
                                               President and Corporate Controller of Thomson
                                               Newspapers from 1994 to 1995.

                                                                     SCHEDULE II

              ADDITIONAL INFORMATION PURSUANT TO SECTION 14(F) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                           AND RULE 14F-1 THEREUNDER

     This information is being furnished in connection with the possible designation by Purchaser, pursuant to the Merger Agreement, of persons to be elected to the Board of Directors of the Company (the "Board") other than at a meeting of the Company's stockholders.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on such Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such times, the Company shall use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of
(i) each committee of the Board, (ii) each board of directors of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Until the Effective Time, the Company has agreed to use its reasonable best efforts to ensure that at least two members of the Board and each committee of the Board and such boards and committees of the subsidiaries of the Company as of the date of the Merger Agreement, who are not employees of the Company shall remain members of the Board and of such boards and committees.

     Purchaser currently intends to designate one or more persons listed in
Schedule I to the Offer to Purchase as directors of the Company. The individuals so designated to serve on the Board shall be referred to hereafter as the "Purchaser's Designees".

     The information concerning the Company contained in this Schedule II has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources including the Company's Proxy Statement dated August 9, 1999 for the Annual Meeting of Stockholders held on September 8, 1999 (the "Proxy Statement") and the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1999. Neither Purchaser nor Thomson takes responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

COMPANY COMMON STOCK

     The Company has shares of one class of common stock outstanding, par value $0.50, and no shares of preferred stock. On March 10, 2000, there were outstanding and entitled to vote 4,265,845 shares of common stock. Shareholders are entitled to one vote, exercisable in person or by proxy, for each share of common stock held on the record date. The holders of a majority of the outstanding shares of common stock entitled to vote at the meeting constitute a quorum.

SECURITY OWNERSHIP BY BENEFICIAL OWNERS OF MORE THAN 5%

     The following table sets forth the most recent information with respect to the shares of Common Stock beneficially owned by the stockholders known to the Company to own more than 5% of the outstanding shares of such class.

NAME AND ADDRESS OF BENEFICIAL OWNER                          NUMBER     PERCENT
------------------------------------                          -------    -------
Kenneth W. Kousky                                             386,464(1)   9.0%
10845 Olive Boulevard, Suite 250, St. Louis, MO 63141

Ryback Management Corporation                                 262,500(2)   6.2%
7711 Carondelet Avenue
Box 16900, St. Louis, MO 63105

---------------
(1) Based on information as of December 31, 1999, furnished to the Company in Amendment No. 5 to a Schedule 13G filed February 14, 2000. Includes options to purchase 14,000 shares of common stock and 9,300 shares held in a charitable foundation over which Mr. Kousky exercises voting and dispositive control. Does not include 137,500 Shares subject to options, which will not vest in 60 days.

(2) Based on information furnished to the Company in a Schedule 13G filed January 23, 1998. Ryback Management did not file a Schedule 13G in 1999.

                  SECURITY OWNERSHIP BY OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the shares of Common Stock beneficially owned by each of the Company's directors and executive officers.

NAME AND ADDRESS OF BENEFICIAL OWNER                          NUMBER     PERCENT
------------------------------------                          -------    -------
Kenneth W. Kousky                                             386,464(1)   9.0%
10845 Olive Boulevard, Suite 250, St. Louis, MO 63141

Raymond J. Kalinowski                                           3,500(3)     *
10401 Clayton Road, St. Louis, MO 63131

David W. Kemper                                               192,500      4.5%
8000 Forsyth, St. Louis, MO 63105

Robert E. Lefton, Ph.D.                                         3,000(3)     *
8112 Maryland Avenue, St. Louis, MO 63105

William Rosenthal                                               1,000        *
130 Barrow Street, #514, New York, NY 10014

Walter N. Torous                                                5,500(3)     *
Anderson School of Graduate Management
University of California, Los Angeles
Los Angeles, CA 90024

J. Michael Bowles                                              13,000(2)     *
10845 Olive Boulevard, Suite 250, St. Louis, MO 63141

John A. Kirkham                                               121,600(5)   2.8%
Thames Link House
1 Church Road, Richmond, Surrey TW92QR England

Harvey L. Leemon                                                   --       --
10845 Olive Boulevard, Suite 250, St. Louis, MO 63141

All directors and executive officers as a group (9
  individuals)                                                726,564(6)  16.7%

---------------
* Less than 1%

(1) Based on information as of December 31, 1999, furnished to the Company in Amendment No. 5 to a Schedule 13G filed February 14, 2000. Includes options to purchase 14,000 shares of common stock and

9,300 shares held in a charitable foundation over which Mr. Kousky exercises voting and dispositive control. Does not include 137,500 Shares subject to options, which will not vest in 60 days.

(2) Represents options to purchase shares of common stock.

(3) Includes options to purchase 2,500 shares of common stock.

(4) Includes options to purchase 2,500 shares of common stock, 20,000 shares held in a trust of which Mr. Kemper is a co-trustee, and 170,000 shares owned by Commerce Bancshares, Inc. of which Mr. Kemper is Chairman and Chief Executive Officer.

(5) Includes options to purchase 55,500 shares of common stock.

(6) Includes options to purchase 55,000 shares of common stock.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY.

     The following table sets forth certain information with respect to the Company's directors and executive officers:

NAME                        AGE                  POSITION                   TERM EXPIRES
----                        ---    -------------------------------------    ------------
Kenneth W. Kousky.........   45    Chairman of the Board, President and         2000
                                   Chief Executive Officer
Raymond J. Kalinowski.....   70    Director                                     2002
David W. Kemper...........   48    Director                                     2000
Robert E. Lefton..........   67    Director                                     2001
William Rosenthal.........  N/A    Director                                     2002
Walter N. Torous..........   47    Director                                     2000
J. Michael Bowles.........   55    Chief Financial Officer                       N/A
John A. Kirkham...........   55    Executive Vice                                N/A
                                   President-International Sales and
                                   Operations
Harvey L. Leemon..........   54    Vice President of Development                 N/A

     Kenneth W. Kousky is a founder of the Company and has served as Chairman of the Board of Directors since 1988. In 1991, he became the Company's President and Chief Executive Officer. Between 1988 and 1990, Mr. Kousky headed the Washington University Center for Communications and Network Management and its graduate program in telecommunications.

     Raymond J. Kalinowski has served as a director of the Company since November 1994. He was Vice Chairman of A.G. Edwards & Sons, Incorporated for forty years. Since 1990, he has been an independent consultant. Mr. Kalinowski serves as trustee of a number of mutual funds affiliated with the Centennial, Panorama and Oppenheimer Group Funds. Mr. Kalinowski currently serves on the Board of Directors for Isto Technologies, Inc, and Catholic Charities -- St. Louis.

     David W. Kemper has served as a director of the Company since November 1994. He is Chief Executive Officer of Commerce Bancshares, Inc. and Commerce Bank of St. Louis. He has held this position since July 1978. Mr. Kemper serves as a director of Seafield Capital Corporation, Tower Properties Company and Ralcorp Holdings, Inc.

     Robert E. Lefton has served as a director of the Company since September 1995. He has been President and Chief Executive Officer of Psychological Associates, Inc., a management and organizational consulting firm, since 1958. He serves as a director of Stifel Financial Corp. and Allied Health Care Products.

     William Rosenthal has been a co-founder of the global computer publishing business Logical Operations, which became part of the Ziff-Davis Training and Support Publishing Group after being purchased in 1991. Rosenthal was named President of the Group and an officer of Ziff-Davis, Inc. In 1997 he was appointed President of Ziff-Davis Education. Rosenthal has recently joined Kaplan Education as President of Kaplan.com, where he will be responsible for the continued development of Kaplan's Internet products and services.

     Walter N. Torous has served as a director of the Company since May 1994. He has been a professor of finance at the Anderson Graduate School of Management of the University of California, Los Angeles since 1985.

     J. Michael Bowles joined the Company as Chief Financial Officer in August 1995. Prior to that time, he was associated with Unibased Systems Architecture, Inc. in St. Louis, Missouri, a software development company where he was Chief Financial Officer from 1994 to 1995 and Director of Professional Services from 1992 to 1994.

     John A. Kirkham has served as the Executive Vice President-International Operations for the Company since August 1994. Prior to that time, he served as the Vice President of International Operations for NETG, a technology training company, in London, from 1987 through 1994. Mr. Kirkham serves as a Director for West London T.E.C. and Performance Support International (UK) Ltd.

     Harvey L. Leemon joined the Company as Vice President of Development in November of 1998. Prior to that time, he was Software Engineering in Center Operations, HCIA, Inc., in Ann Arbor, Michigan where he was Associate Vice President from 1986 through 1998.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     In August of 1995, the Company entered into a loan agreement with Commerce Bank-St. Louis (the "Bank"), with a current line of credit of $3,500,000. The borrowings bear interest at the prime rate, and are collateralized by accounts receivable and property and equipment of the Company. David Kemper, a member of the Company's Board of Directors, is the president of the Bank and its parent holding company.

EXECUTIVE COMPENSATION.

     Introduction. The Compensation Committee (the "Committee") of the Company's board of directors is composed of three non-employee directors. The Committee oversees the Company's executive compensation program and is specifically responsible for evaluating and approving compensation plans, payments, and awards for the Company's executive officers. In discharging its responsibilities in the fiscal year ended April 30, 1999, the Committee used the services of a compensation consultant (the "Consultant") as a resource in setting the base and long-term compensation of the chief executive officer and in an ongoing evaluation of the compensation of the Company's other executive officers. During the fiscal year ended April 30, 1999, the Committee met three times.

     Executive Compensation Program. The Committee is in the process of developing an executive compensation program for the Company's executive officers and other key employees. The Committee believes that the program should:

     - provide competitive compensation opportunities that attract and retain top performers;

     - motivate executives to grow the Company through a balanced commitment to top line and bottom-line results;

     - create a clear link between corporate function and individual performance and rewards; and

     - encourage behaviors that are aligned with Wave's corporate strategy and values.

     While the Committee has not formally adopted these four criteria, it has begun including them in its consideration of compensation issues. It has done so in the context of the three existing elements of the Company's approach to compensating executives and other key employees. Base salary, short-term cash incentives, and long-term incentives in the form of stock options.

     Base salary provides the foundation for executive pay; its purpose is to compensate the executive for performing his or her basic duties. Short-term cash incentives are intended to provide rewards for favorable short-term performance. The purpose of the long-term incentives is to provide incentives and rewards for long-term performance and to motivate long-term thinking.

     Base Salary. Based upon a February 1999 study by the Consultant (the "Study"), the Company's base salaries for executive officers are generally below the median base salaries for similar level officers in a comparison group of thirteen public technology training companies. The Company has recently used base salaries closer to the median to recruit qualified officers, but historically the Company executive officers have had to look to performance-based bonuses to increase their cash compensation. The Committee is evaluating the Company's base compensation structure but has not adopted any modifications of it.

     Short Term Cash Incentives. Short term cash incentives are performance-based cash bonuses. For the fiscal year ended April 30, 1999, and in previous years, the Company's Chief Executive Officer and the Committee developed performance goals for each executive officer. Bonus plans for executives with primary responsibility for sales focused on revenue generation, while plans for administrative officers often gave the most weight to net income of the Company. Bonus plans for officers also included other specific job and financial performance targets for each individual.

     The Study indicated that on average the total cash compensation (both base and bonus) received by Company executives was below the median for the peer group. The Consultant suggested the Committee consider a bonus program in which each officer has a target annual bonus. The officer would receive between 0% and 200% of the target bonus depending upon the Company's success in attaining or surpassing revenue and earnings per share goals. The Committee is considering the proposal but has taken no action on it.

     Long-Term Incentives. The Company uses stock options as its form of long-term incentive for executives. In recent years, the Company has used options principally to recruit key employees and, to a lesser extent, to retain others. There has been no program of annual grants to executive officers as a group. The Consultant recommended that the Committee initiate a program of annual grants to provide compensation opportunities that are competitive with the Company's peer group. The Committee has not acted upon the Consultant's recommendation.

     Chief Executive Officer Compensation. Mr. Kousky founded the Company in 1988 and has served as President and Chief Executive Officer since then. For the fiscal year ended April 30, 1999, his base compensation was $234,000, compared to $225,000 in the prior fiscal year. The Study indicated that his base salary in both years was substantially below the median for presidents and chief executive officers of the peer group. Mr. Kousky received no bonus in the year ended April 30, 1999. As a result, his total cash compensation was well below that of his counterparts in the peer group.

     With the exception of options for 1,500 shares, until March 22, 1999, Mr. Kousky had not received any option grants since the Company's initial public offering. After evaluating the Study, including information about options held by presidents and chief executive officers of the peer group, the Committee adopted the recommendation of the Consultant and effective March 23, 1999, granted Mr. Kousky options for 110,000 shares exercisable at $3.875, the then-current market price, and, effective June 2, 1999, options to purchase 40,000 shares at the higher of the market price on June 2, 1999 or the closing price on March 22, 1999. Options for 50,000 shares vest in equal annual installments over four years beginning in March 2000. Options for another 50,000 shares vest in four equal annual installments beginning in March 2005, but these options may vest earlier in four equal annual installments beginning on the date when the closing price of the Company's common stock for 20 consecutive trading days is $8.00 or greater. Options for the final 50,000 shares vest on a similar schedule, but the closing price target for early vesting is $11.00 per share.

     All of Mr. Kousky's options granted in March 1999 will be cancelled if the Company is acquired prior to September 18, 1999. In that case, Mr. Kousky would receive a cash incentive equal to $1,000 for each $.01 per share by which the acquisition price exceeds $8.00 per share.

     The Committee believes that Mr. Kousky's 1999 option grant made his total compensation more competitive with his counterparts in the peer group. At the same time, they provide an incentive for improving the Company's performance and shareholder value.

     During the Company's current fiscal year, the Committee will continue its evaluation of the Study and the Company's compensation of executive officers. The Committee's intention is to develop a compensation program that ties total compensation to corporate and individual performance in a way that benefits shareholder value.

STOCK OPTION PLANS.

     In 1993, the Company's shareholders adopted a stock option plan for employees. As amended in 1994, non-qualified options to purchase up to 390,000 shares may be granted under the plan (the "1993 Plan"). As of April 30, 1999, options for 203,266 shares had been issued and remained outstanding under the 1993 Plan. The 1993 Plan will expire on, and no options may be granted after, the tenth anniversary of the initial adoption of the 1993 Plan.

     The Board of Directors of the Company adopted the Company's 1995 Stock Option Plan (the "1995 Plan"), and shareholders approved the 1995 Plan at their 1995 Annual Meeting. Pursuant to the 1995 Plan, the Company may grant options with respect to an aggregate of up to 200,000 shares of common stock. The maximum number of shares for which options may be granted to a single optionee under the 1995 Plan is 25,000. Options granted pursuant to the 1995 Plan may be either incentive stock options or non-qualified stock options. As of April 30, 1999, options for 164,709 shares had been issued and remain outstanding under the 1995 Plan.

     In 1997, the Company's shareholders adopted the Company's 1997 Stock Option Plan (the "1997 Plan"). Pursuant to the 1997 Plan, the Company may grant options with respect to an aggregate of up to 400,000 shares of common stock. The maximum number of shares for which options may be granted to a single optionee under the 1997 Plan in any calendar year is 50,000. Options granted pursuant to the 1997 Plan may be either incentive stock options or non-qualified stock options. As of April 30, 1999, options for 50,000 shares had been issued and remained outstanding under the 1997 Plan.

     In 1993, the Board of Directors and the shareholders of the Company adopted the Company's Outside Directors Stock Option Plan (the "Directors Plan"). Pursuant to the Directors Plan, each outside director of the Company received an option to purchase 500 shares of the Company's common stock ("Option") on the date of the adoption of the Directors Plan. In addition, each new outside director of the Company receives an Option at the time of his or her appointment or election to the Board. Outside directors are also granted an Option following each annual meeting of the Company's shareholders. Each Option becomes fully vested six months following, and terminates ten years after, the grant date. In the event an outside director's service on the Board is terminated for any reason, such director's Options may be exercised, to the extent exercisable at the time of termination, for a period of ninety days thereafter. The maximum number of shares which may be issued under the Directors Plan is 40,000.

                                                                    SCHEDULE III

                 MISSOURI GENERAL AND BUSINESS CORPORATION LAW
                                SECTION 351.455
                               DISSENTER'S RIGHTS

     When shareholder who objects to merger may demand value of shares. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

     If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

     If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporations of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held or disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and al persons claiming under him shall be conclusively presumed to have approved and ratified the merger and consolidation, and shall be bound by the terms thereof.

     The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                                      III-1

                                                                     SCHEDULE IV

                       SCHEDULE OF TRANSACTIONS IN SHARES
                            DURING THE PAST 60 DAYS

     The following table sets forth purchases of the Shares within the past 60 days by or on behalf of Thomson.

                                         Number of
            Date                     Shares Purchased                Price per Share
-----------------------------  -----------------------------  -----------------------------

             N/A                           None                            N/A

            Total

     Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

         By Mail:             By Overnight Courier:               By Hand:
   Post Office Box 3301         85 Challenger Road        120 Broadway, 13th Floor
South Hackensack, NJ 07606     Mail Drop -- Reorg.           New York, NY 10271
Attn: Reorganization Dept.  Ridgefield Park, NJ 07660    Attn: Reorganization Dept.

                               Other Information:

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                           INNISFREE M&A INCORPORATED
                         501 Madison Avenue, 20th floor
                            New York, New York 10022
                                 (212) 750-5833
                         Call Toll Free: (888) 750-5834